Exhibit 99.1

Contact:
China Sky One Medical, Inc.	CCG Elite Investor Relations Inc.
Mr. Xiaoqing Liao, CFO	Mr. Crocker Coulson, President
Phone: 86-451-53994069	Phone: +1-646-213-1915 (New York)
Email: cntiandiren@yahoo.com.cn	Email: crocker.coulson@ccgir.com
Website: www.ccgelite.com

China Sky One Medical, Inc. to Acquire
Peng Lai Jin Chuang Company

HARBIN, China, June 11, 2008 -- China Sky One Medical, Inc. (AMEX: CSY) “China Sky One Medical,” “CSY”), a manufacturer, marketer and distributor of pharmaceutical, medicinal and diagnostic kit products in China, today announced that it has signed an agreement to acquire Peng Lai Jin Chuang Company (“Jin Chuang”), a newly established pharmaceutical company that has obtained Good Manufacturing Practice Certification (GMP) approval issued by the country’s State Food and Drug Administration (SFDA).

Under the terms of the agreement, China Sky One Medical’s wholly-owned subsidiary, Harbin Tian Di Ren Medical Science and Technology Company, will acquire 100% of Jin Chuang’s assets for a cash payment of RMB 17 million (US $2.5 million; 1 RMB = $0.14 US dollars) and RMB 32 million (US $4.6 million) of China Sky One Medical’s common shares. In exchange, China Sky One Medical will obtain Jin Chuang’s RMB 70 million (US $10.1 million) in assets, which includes franchise, production and operating rights for a portfolio of 20 approved drugs, including drugs for the treatment of colds, cardiovascular disease, and depression. The acquisition is expected to close on or before June 30, 2008.

“We expect the synergies that we will realize from this strategic acquisition to make a significant contribution to our profitability in the coming years,” said Mr. Yan-qing Liu, Chairman, CEO and President of China Sky One Medical, Inc. “Specifically, Jin Chuang allows us to broaden our product lines and improve our manufacturing capabilities. We have been focused primarily on external use products; however following this acquisition a new pipeline of internal use drugs can enhance our product line. Since Jin Chuang is a newly established company and has not yet started production, we expect it will begin contributing to our profitability at the end of this year.”

About Peng Lai Jin Chuang Company

Peng Lai Jin Chuang Company (“Jin Chuang”), Peng Lai Jin Chuang Group Corporation’s wholly-owned subsidiary, has just been set up to develop, manufacture, and distribute pharmaceutical, medicinal and diagnogistic products in China. Jin Chuang’s lead products include Chinese treatments for health improvement. Through its GMP-certified manufacturing facilities, Jin Chuang develops and manufactures drugs in various forms.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company whose principal operations are through its subsidiaries, which are engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company (''TDR'') and Harbin First Bio- Engineering Company Limited ("First"), the Company manufactures and distributes over-the-counter pharmaceutical products as its primary revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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